Exhibit 3.6

RESOLUTION FIXING

THE

NUMBER, POWERS, DESIGNATIONS RIGHTS AND PREFERENCES

OF

SERIES A PREFERRED SHARES

OF

AMERICAN MORTGAGE ACCEPTANCE COMPANY

WHEREAS, under the powers contained in Article VII of the Third Amended and Restated Declaration of Trust (the “Declaration of Trust”) of American Mortgage Acceptance Company’s (the “Company”), the Board of Trustees of the Company (the “Board”) by resolutions duly adopted on June 12, 2007, and the pricing committee thereof by resolutions duly adopted on July 24, 2007, classified and designated 740,000 unissued preferred shares of the Company ( the “Preferred Shares”), as 7.25% Series A Cumulative Convertible Preferred Shares and has provided for the issuance of such series; and

WHEREAS, the Board has authorized these Resolutions (defined below) to be filed with the Massachusetts Secretary of State and/or Boston City Clerk's office in order to supplement the Declaration of Trust.

NOW, THEREFORE, BE IT RESOLVED, pursuant to this Resolution Fixing The Number, Powers, Designations Rights And Preferences Of Series A Preferred Shares (this “Resolution”) the terms of the Preferred Shares as set by the Board and the pricing committee thereof, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows (capitalized terms used and not otherwise defined herein have the meanings set forth in the Declaration of Trust):

(1)           Designation and Number.  A series of Preferred Shares of the Company, designated as “7.25% Series A Cumulative Convertible Preferred Shares” (the “Series A Preferred Shares”), is hereby established.  The number of Series A Preferred Shares shall be 740,000.

(2)           Rank.  The Series A Preferred Shares shall, with respect to dividend rights and rights to payment upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of common shares of the Company and to all equity securities the terms of which specifically provide that such equity securities rank junior to such Series A Preferred Shares; (b) on parity with the Parity Shares (defined below); and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the  Preferred Shares.  The term “equity securities” shall not include convertible debt securities.  The term “Parity Shares” means all classes and series of preferred shares that the Company may issue ranking on parity with the Series A Preferred Shares, with respect to dividend and rights to payment upon liquidation, dissolution or winding up.

(3)           Dividends.

(a)           Holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when and as authorized by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.25% of the $25.00 liquidation preference per share per annum (equivalent to a fixed annual amount of $1.8125 per share).  Such dividends shall be cumulative from the first date on which any Series A Preferred Shares are issued and shall be payable quarterly in arrears on or before January 15, April 15, July

15 and October 15 of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”).  Any dividend payable on the Series A Preferred Shares for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on October 15, 2007 shall be for less than the full quarterly dividend period).  Dividends shall be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).

(b)           No dividends on Series A Preferred Shares shall be declared by the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)           Notwithstanding the foregoing, dividends on the Series A Preferred Shares shall accrue whether or not the terms and provisions set forth in Section 3(b) at any time prohibit the current payment of dividends, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.  Accrued but unpaid dividends on the Series A Preferred Shares shall accumulate as of the Dividend Payment Date on which they first become payable.

(d)           Except as provided in Section 3(e), unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends in common shares or dividends in any series of Preferred Shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the common shares, or any Preferred Shares of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, nor shall any common shares, or any Preferred Shares of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation and except for transfers made pursuant to the provisions of Article X of the Declaration of Trust).

(e)           When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Shares and any other series of Parity Shares, all dividends declared upon the Series A Preferred Shares and the shares of any other series of Parity Shares shall be declared pro rata so that the amount of dividends declared per Series A Preferred Share and the shares of any other series of Parity Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Shares and the shares of any other series of Parity Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred shares do not have a cumulative dividend) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Shares which may be in arrears.

(f)           Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares, which remains payable.  Holders of Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares in excess of full cumulative dividends on the Series A Preferred Shares as described above.

(4)           Liquidation Preference.

(a)           Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Series A Preferred Shares are entitled to be paid out of the assets of the Company, legally available for distribution to its shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of common shares or any series of Preferred Shares of the Company that ranks junior to the Series A Preferred Shares as to liquidation rights.

(b)           In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on other classes or series of Parity Shares in the distribution of assets, then the holders of Series A Preferred Shares and holders of such classes or series of Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)           After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares shall have no right or claim to any of the remaining assets of the Company.

(d)           Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

(e)           The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the assets or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

(5)           Redemption or Repurchase.

(a)           The holders of Series A Preferred Shares may not require the Company to redeem or repurchase their Series A Preferred Shares except under the circumstances set forth in Section 5(d) or Section 12.

(b)           The Company may not repurchase or redeem the Series A Preferred Shares, except as otherwise provided in Sections 5(c) and (d) and except in certain circumstances as set forth in Section 12.  However, on or after July 27, 2012, the Company shall have the right to require the holders of Series A Preferred Shares to convert their Preferred Shares to Common Shares as set forth in Section 6.

(c)           The Company may, at its option, redeem or repurchase at any time all, or from time to time any, Series A Preferred Shares necessary to preserve the Company’s qualification as a real estate investment trust (“REIT”), which determination shall be made by the Board in good faith in its reasonable discretion (upon advice of outside counsel after using commercially reasonable efforts to preserve the Company’s qualification as a REIT without redeeming any Series A Preferred Shares), for cash at a redemption price per share equal to $25.00, together with all accrued and unpaid distributions up to, but not including, the date fixed for redemption, without interest.

Written notice of any such redemption or repurchase, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 15 nor more than 30 days prior to the payment date stated therein, to each record holder of the Series A Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.  If the Company redeems only a portion of the Series A Preferred in connection with this Section 5(c), such redemption or repurchase shall be pro rata among all holders of Series A Preferred Shares and any other series of Parity Shares.

(d)           In the event of a Private Acquirer Change of Control (as defined below), if the Company is not seeking the consent of holders of the Series A Preferred Shares as set forth in Section 14, the Company shall be required to redeem all of the Series A Preferred Shares for cash at a redemption price equal to (i) 101%, if the Private Acquirer Change of Control occurs prior to July 27, 2012, or (ii) 100%, if the Private Acquirer Change of

Control occurs on or after July 27, 2012, in either case of the liquidation preference of the Series A Preferred Shares to be redeemed plus an amount equal to all accrued and unpaid dividends up to, but not including, the date fixed for redemption, without interest; provided, that if the redemption date is on a date that is after a dividend record date and on or prior to the corresponding dividend payment date, the Company shall pay such dividends to the holder of record on the record date, (which may or may not be the same person to whom the Company shall be required to pay the redemption price), and the redemption price shall be equal to 101% or 100%, as applicable, of the liquidation preference of the Series A Preferred Shares to be redeemed.

The Company shall not be required to make an offer to repurchase the Series A Preferred Shares upon a Private Acquirer Change of Control if a third party (1) makes an offer to purchase the Series A Preferred Shares in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by the Company to purchase the Series A Preferred Shares upon a Fundamental Change and (2) purchases all of the Series A Preferred Shares validly delivered and not withdrawn under such offer to purchase the Series A Preferred Shares.

A “Private Acquirer Change of Control” means any event constituting a Fundamental Change where the common shareholders are not entitled to receive in connection with such Fundamental Change transaction a class of common shares traded on a national securities exchange or quoted on the Nasdaq Global Market or the Nasdaq Capital Market or which shall be so traded or quoted when issued or exchanged in connection with such Fundamental Change or other event (or rights to acquire the same).

(e)           None of the provisions of this Section 5 shall affect the right of a holder of Series A Preferred Shares to convert its Series A Preferred Shares into common shares prior to the effective date of a Private Acquirer Change of Control.

(f)           If this Section 5 applies to any event or occurrence, Section 7 shall not apply.

(g)           For the avoidance of doubt, the provisions of Section 5(b) shall not limit any direct or indirect purchase or acquisition by the Company of all or any Series A Preferred Shares on the open market, by tender, or by privately negotiated transactions.

(6)           Conversion.

(a)           Conversion Rights.

(i)           Subject to and upon compliance with the provisions of this Section 6, a holder of any Series A Preferred Shares shall have the right, at its option, to convert all or any portion of such holder’s outstanding  Series A Preferred Shares (the “Conversion Right”), subject to the conditions described below, into the number of fully paid and non-assessable common shares initially at a conversion rate of 2.2701 common shares per $25.00 liquidation preference (the “Conversion Rate”), which is equivalent to an initial conversion price of approximately $11.0125 per common share (the “Conversion Price”) (subject to adjustment in accordance with the provisions of Section 7). Such holder shall surrender to the Company such Series A Preferred Shares to be converted in accordance with the provisions in paragraph (b) and (c) of this Section 7, as applicable.

(ii)           In connection with the conversion of any Series A Preferred Shares, no fractional common shares shall be issued, but the Company shall pay a cash settlement in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price (as defined below) on a day during which trading in securities generally occurs on the American Stock Exchange or, if the common shares are not listed on the American Stock Exchange, on the principal other United States national or regional securities exchange on which the common shares are then listed (including the Nasdaq Global Market and the Nasdaq Capital Market) or, if the common shares are not listed on a United States national or regional securities exchange, on the principal other market on which the common shares are then traded (“Trading Day”) immediately prior to the Conversion Date (as defined below) or the Company Conversion Option Date (as defined below). If more than one Series A Preferred

Share shall be surrendered for conversion by the same holder at the same time, the number of full common shares issuable on conversion of those Series A Preferred Shares shall be computed on the basis of the total number of Series A Preferred Shares so surrendered. “Closing Sale Price” means with regard to the common shares, on any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States national or regional securities exchange on which shares of the common shares are traded (including the Nasdaq Global Market and the Nasdaq Capital Market) or, if the common shares are not listed on a United States national or regional securities exchange, as reported by the National Quotation Bureau Incorporated, or in the absence of such a quotation, the Company shall determine the closing sale price, in good faith, on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

(iii)           A holder of Series A Preferred Shares is not entitled to any rights of a holder of common shares until that holder has converted its Series A Preferred Shares, and only to the extent the Series A Preferred Shares are deemed to have been converted to common shares in accordance with the provisions of this Section 6.

(iv)           The Company shall, prior to issuance of any Series A Preferred Shares hereunder, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued common shares, for the purpose of effecting the conversion of the Series A Preferred Shares, such number of its duly authorized common shares as shall from time to time be sufficient to effect the conversion of all Series A Preferred Shares then outstanding into such common shares at any time (assuming that, at the time of the computation of such number of common shares, all such Series A Preferred Shares would be held by a single holder). The Company covenants that all common shares which may be issued upon conversion of Series A Preferred Shares shall upon issue be fully paid and nonassessable and free from all liens and charges and, except as provided in Section 6(c), taxes with respect to the issue thereof. The Company further covenants that, if at any time the  common shares shall be listed on the American Stock Exchange or any other national securities exchange (including the Nasdaq Global Market and the Nasdaq Capital Market) or quoted on an automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed or quoted, so long as the common shares shall be so listed or quoted on such exchange or automated quotation system, all common shares issuable upon conversion of the Series A Preferred Shares. Before the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Shares, the Company shall comply with all applicable federal and state laws and regulations.

(b)           Company Conversion Option.

(i)           On or after July 27, 2012, the Company shall have the option to require the holders of Series A Preferred Shares to convert all of the outstanding Series A Preferred Shares into that number of common shares that are issuable at the Conversion Rate (as adjusted, the “Company Conversion Option”). The Company may exercise the Company Conversion Option only if the Closing Sale Price equals or exceeds 125% of the Conversion Price of the Series A Preferred Shares for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day prior to the Company’s issuance of a press release announcing its intent to exercise the Company Conversion Option in accordance with Section 6(b)(ii).

(ii)           To exercise the Company Conversion Option right set forth in this Section 6(b), the Company must issue a press release for publication on PR Newswire, Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions set forth in Section 6(b)(i) shall have been satisfied, announcing the Company’s intention to exercise the Company Conversion Option. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of Series A Preferred Shares (“Notice”) (not more than four Trading Days after the date of the press release) of the Company Conversion Option announcing the Company’s intention to exercise the Company Conversion Option. The conversion date (the “Company Conversion Option Date”) shall be on the date that is five Trading Days after the date on which the Company issues such press release. In addition to any information required by applicable law or regulation, the press release and Notice of the Company Conversion Option shall state, as appropriate:

(1)           the Company Conversion Option Date;

(2)           the number of common shares to be issued upon conversion of each Series A Preferred Share;

(3)           the number of Series A Preferred Shares to be converted; and

(4)           that dividends on the  Series A Preferred Shares to be converted shall cease to accrue on the Company Conversion Option Date.

(iii)           Upon exercise of the Company Conversion Option and the surrender of the Series A Preferred Shares by a holder thereof, the Company shall issue and deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order (a) certificates representing the number of validly issued, fully paid and non-assessable full common shares to which a holder of Series A Preferred Shares being converted, or a holder’s transferee, shall be entitled and (b) any fractional interest in respect of a common share arising upon such conversion shall be settled as provided in Section 6(a)(ii).

(iv)           Each conversion shall be deemed to have been made at the close of business on the Company Conversion Option Date so that the rights of the holder thereof as to the  Series A Preferred Shares being converted shall cease except for the right to receive the number of fully paid and non-assessable common shares at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 7), and the person entitled to receive common shares shall be treated for all purposes as having become the record holder of those common shares at that time.

(v)           In lieu of the foregoing procedures, if the Series A Preferred Shares are held in global form, each holder of beneficial interest in Series A Preferred Shares must comply with the procedures of The Depository Trust Company (“DTC”) to convert such holder’s beneficial interest in respect of the Series A Preferred Shares evidenced by a global Series A Preferred Share certificate.

(vi)           In case any Series A Preferred Shares are to be converted pursuant to this Section 6(b), such holder’s right to voluntarily convert its Series A Preferred Shares shall terminate at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Company Conversion Option Date.

(c)           Conversion Right Procedures.

(i)           To exercise the Conversion Right as set forth in Section 6(a), a holder of Series A Preferred Shares must surrender to the Company at its principal office or at the office of the transfer agent of the Company, as may be designated by the Board, the certificate or certificates for the Series A Preferred Shares to be converted accompanied by a written notice stating that the Preferred Shareholder elects to convert all or a specified whole number of those shares in accordance with this Section 6(c) and specifying the name or names in which the Preferred Shareholder wishes the certificate or certificates for the common shares to be issued (“Conversion Notice”). In case the notice specifies that the common shares are to be issued in a name or names other than that of the Preferred Shareholder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of common shares in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Company shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of common shares upon conversion of the Series A Preferred Shares.

(ii)           As promptly as practicable after the surrender of the certificate or certificates for the Series A Preferred Shares in accordance with Section 6(c)(i), the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Company’s satisfaction that those taxes have been paid, the Company shall issue and deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order, (a) certificates representing the number of validly issued, fully paid and non-assessable full common shares to which the holder of the  Series A Preferred Shares being converted, or the holder’s transferee, shall be entitled, (b) if less than the full number of  Series A Preferred Shares evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of Series A Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted, and (c) any fractional interest in respect of a common shares arising upon such conversion shall be settled as provided in Section 6(a)(ii).

(iii)           Each conversion shall be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the  Series A Preferred Shares to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the  Series A Preferred Shares being converted shall cease except for the right to receive the number of fully paid and non-assessable common shares at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 7), and, if applicable, the person entitled to receive common shares shall be treated for all purposes as having become the record holder of those common shares at that time.

(iv)           In lieu of the foregoing procedures, if the Series A Preferred Shares are held in global form, each holder of beneficial interest in Series A Preferred Shares must comply with the procedures of DTC to convert such holder’s beneficial interest in respect of the Series A Preferred Shares evidenced by a global Series A Preferred Share certificate.

(v)           If (A) a holder of Series A Preferred Shares has exercised its right to require the Company to repurchase Series A Preferred Shares in accordance with Section 12, or (B) that Company has exercised its redemption right or obligation, as applicable, pursuant to Sections 5 (c) or (d), such holder’s Conversion Rights with respect to the Series A Preferred Shares so subject to repurchase shall expire at 5:00PM, New York City time, on the Trading Day immediately preceding the repurchase date or redemption date, as applicable, unless the Company defaults on the payment of the purchase price. If a holder of Series A Preferred Shares has submitted any such shares for repurchase, or the Company has called for the redemption of the shares pursuant to Sections 5 (c) or (d), such shares may be converted only if such holder submits a notice of withdrawal or complies with applicable DTC procedures.

(d)           Payment of Dividends.

(i)           Optional Conversion.

(A)           If a holder of Series A Preferred Shares exercises its Conversion Right, upon delivery of the Series A Preferred Shares for conversion, those Series A Preferred Shares shall cease to cumulate dividends as of the end of the day immediately preceding the Conversion Date and the holder shall not receive any cash payment representing accrued and unpaid dividends of the Series A Preferred Shares, except in those limited circumstances discussed in this Section 6(d). Except as provided herein, the Company shall make no payment for accrued and unpaid dividends, whether or not in arrears, on Series A Preferred Shares converted at a holder’s election pursuant to a Conversion Right, or for dividends on common shares issued upon such conversion.

(B)           If the Company receives a Conversion Notice before the close of business on a Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable on such converted Series A Preferred Shares on the corresponding Dividend Payment Date.

(C)           If the Company receives a Conversion Notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the holder on the Dividend Record Date shall receive on that Dividend Payment Date accrued dividends on those Series A Preferred Shares, notwithstanding the conversion of those Series A Preferred Shares prior to that Dividend Payment Date, because that holder shall have been the holder of record on the corresponding Dividend Record Date. However, at the time that such holder surrenders the Series A Preferred Shares for conversion, the holder shall pay to the Company an amount equal to the dividend that has accrued and that shall be paid on the related Dividend Payment Date.

(D)           A holder of Series A Preferred Shares on a Dividend Record Date who exercises its Conversion Right and converts such Series A Preferred Shares into common shares on or after the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such  Series A Preferred Shares on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender for conversion of  Series A Preferred Shares.

(ii)           Company Conversion Option.

(A)           If the Company exercises the Company Conversion Option, whether the Company Conversion Option Date is prior to, on or after the Dividend Record Date for the current period, all unpaid dividend which are in arrears as of the Company Conversion Option Date shall be payable to the holders of Series A Preferred Shares.

(B)           If the Company exercises the Company Conversion Option and the Company Conversion Option Date is a date that is prior to the close of business on any Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.

(C)           If the Company exercises the Company Conversion Option and the Company Conversion Option Date is a date that is on, or after the close of business on, any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the  Series A Preferred Shares called for conversion on such date, shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.

(7)           Adjustment of Conversion Rate.

(a)           If the Company shall, at any time or from time to time after July 27, 2007 (the “Original Issue Date”) while any Series A Preferred Shares are outstanding, issue common shares as a dividend or distributions to all or substantially all of the holders of common shares (other than pursuant to any dividend reinvestment and share purchase plan the Company adopts which is not materially adverse to the holders of Series A Preferred Shares and in any case which is without duplication subject to an adjustment under Section 7(e)), then the Conversion Rate in effect immediately prior to the close of business on the Record Date (as defined below) fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be adjusted by multiplying such Conversion Rate by a fraction:

(i)           the numerator of which shall be the sum of (x) the total number of common shares outstanding at the close of business on such Record Date and (y) the total number of common shares constituting    such dividend or other distribution; and

(ii)           the denominator of which shall be the number of common shares outstanding at the close of business on such Record Date.

An adjustment made pursuant to this Section 7(a) shall become effective immediately prior to the opening of business on the day following the Record Date fixed for such determination. If any dividend or distribution of the type described in this Section 7(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared. “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of common shares have the right to receive any cash, securities or other property or in which the common shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

(b)           If the Company shall, at any time or from time to time after the Original Issue Date while any Series A Preferred Shares are outstanding, subdivide, combine reclassify, or split its outstanding common shares into a greater or lesser number of common shares, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, combination, reclassification or split becomes effective shall be adjusted by multiplying such Conversion Rate by a fraction:

(i)           the numerator of which shall be the number of common shares outstanding immediately prior to the opening of business on the day following the day such subdivision, combination, reclassification or split becomes effective; and

(ii)           the denominator of which shall be the number of common shares outstanding immediately prior to the opening of business on the day that such subdivision, combination, reclassification or split becomes effective.

An adjustment made pursuant to this Section 7(b) shall become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective.

(c)           If the Company shall, at any time or from time to time after the Original Issue Date while any Series A Preferred Shares are outstanding, issue rights or warrants for a period expiring within 60 days to all or substantially all holders of its outstanding common shares entitling them to subscribe for or purchase common shares (or securities convertible into or exchangeable or exercisable for common shares), at a price per common shares (or having a conversion, exchange or exercise price per common shares) less than the Closing Sale Price of the common shares on the Trading Day immediately preceding the date of the announcement by public notice of such issuance or distribution (treating the conversion, exchange or exercise price per common share of the securities convertible, exchangeable or exercisable into common shares as equal to (x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for common shares and (ii) any additional consideration initially payable upon the conversion of or exchange or exercise for such security into common shares divided by (y) the number of common shares initially underlying such convertible, exchangeable or exercisable security), then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect at the opening of business on the date after such date of announcement by a fraction:

(i)           the numerator of which shall be the sum of (x) the number of common shares outstanding at the close of business on the date of announcement, and (y) the total number of additional common shares issuable pursuant to such rights, warrants, options, other securities, or convertible securities; and

(ii)           the denominator of which shall be the sum of (x) the number of common shares outstanding on the close of business on the date of announcement, and (y) the number of common shares equal to the aggregate exercise price or conversion price payable to exercise or convert such rights, warrants, options, other securities or convertible securities divided by the average of the daily Closing Sale Prices per common share for the 10 consecutive Trading Days immediately prior to such date (subject to any adjustment as required pursuant to Section 7(f)) (“Current Market Price”) immediately preceding the date of announcement of the issuance of such rights, warrants, options, other securities or convertible securities.

An adjustment made pursuant to this Section 6(c) shall become effective immediately prior to the opening of business on the day following the Record Date for such issuance. If the common shares are not delivered pursuant to such rights, warrants, options, other securities, or convertible securities upon the expiration or termination of such rights, warrants, options, other securities, or convertible securities, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights, warrants, options, other securities, or convertible securities have been made on the basis of the delivery of only the number of common shares actually issued (or the number of common shares actually issued upon conversion, exchange, or exercise of such other securities). In determining whether any rights, warrants, options, other securities, or convertible securities entitle the holders to subscribe for or purchase common shares at less than such Closing Sale Price, and in determining the aggregate offering price of such common shares, there shall be taken into account any consideration received for such rights, warrants options, other securities, or convertible securities, the value of such consideration if other than cash, to be determined by the Board.

(d)           (i)           If the Company shall, at any time or from time to time after the Original Issue Date while any Series A Preferred Shares are outstanding, by dividend or otherwise, distribute to all or substantially all of the holders of its outstanding common shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation and the common shares are not changed or exchanged), its capital shares, evidences of the Company’s indebtedness, or other assets or property, including securities, (including capital shares of any subsidiary of the Company) but excluding (i) dividends or distributions of common shares referred to in Section 7(a), (ii) any rights or warrants referred to in Section 7(c), (iii) dividends and distributions paid exclusively in cash referred to in Section 7(c) and (iv) dividends and distributions of shares, securities or other property or assets (including cash) in connection with the reclassification, change, merger, consolidation, combination, sale or conveyance to which Section 7 applies (such capital shares, evidence of its indebtedness, other assets or property or securities being distributed hereinafter in this Section 7(d) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction:

(A)           the numerator of which shall be the Current Market Price; and

(B)           the denominator of which shall be (x) such Current Market Price, less (y) the Fair Market Value (as defined below) on such date of the portion of the Distributed Assets so distributed with respect to each common share outstanding on the Record Date for such distribution. “Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s length transaction (as determined by the Board, whose determination shall be made in good faith and, absent manifest error, shall be final and binding on the holders of Series A Preferred Shares).

An adjustment made pursuant to Section 7(d)(i) shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(ii)           If the Board determines the Fair Market Value of any distribution for purposes of this Section 7(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to this Section 7(d) to the extent possible, unless the Board determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders of Series A Preferred Shares.

(iii)           If any such distribution consists of capital shares of, or similar equity interests in, one or more of the Company’s subsidiaries (a “Spin Off”), the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities for the 10 consecutive Trading Days commencing on and including the first Trading Day of those securities after the effectiveness of the Spin Off, and the Current Market Price shall be measured for the same period. If, however, an underwritten initial public offering of the securities in the Spin Off occurs simultaneously with the Spin Off, Fair Market Value of the securities distributed in the Spin Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the common shares on the same Trading Day.

(iv)           Rights or warrants distributed by the Company to all or substantially all holders of the outstanding common shares entitling them to subscribe for or purchase equity securities of the Company (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (x) are deemed to be transferred with such common shares, (y) are not exercisable and (z) are also issued in respect of future issuances of common shares, shall be deemed not to have been distributed for purposes of this Section 7(d) (and no adjustment to the Conversion Rate under this Section 7(d) shall be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Distributed Assets, or entitle the holder to purchase a different number or amount of the foregoing Distributed Assets or to purchase any of the foregoing Distributed Assets at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and Record Date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Rate under this Section 7(d):

(A)           in the case of any such rights or warrants which shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder of common shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all or substantially all holders of common shares as of the date of such repurchase; and

(B)           in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Rate shall be readjusted as if such rights and warrants had never been issued.

(v)           For purposes of this Section 7(d) and Section 7(a), Section 7(b) and Section 7(c), any dividend or distribution to which this Section 7(d) is applicable that also includes (x) common shares, (y) a subdivision, split or combination of common shares to which Section 7(b) applies or (z) rights or warrants to subscribe for or purchase common shares to which Section 7(c) applies (or any combination thereof), shall be deemed instead to be:

(A)           a dividend or distribution of the evidences of indebtedness, assets, shares of capital shares, rights or warrants, other than such common shares, such subdivision, split or combination or such rights or warrants to which Section 7(a), Section 7(b) and Section 7(c) apply, respectively (and any Conversion Rate adjustment required by this Section 7(d) with respect to such dividend or distribution shall then be made), immediately followed by

(B)           a dividend or distribution of such common shares, such subdivision, split or combination or such rights or warrants (and any further Conversion Rate increase required by Section 7(a), Section 7(b) and Section 7(c) with respect to such dividend or distribution shall then be made), except:

(I)           the Record Date of such dividend or distribution shall be substituted as (i) “the date fixed for the determination of shareholders entitled to receive such dividend or other distribution,” “Record Date fixed for such determinations” and “Record Date” within the meaning of Section 7(a), (ii) “the day upon which such subdivision or split becomes effective” or “the day upon which such combination becomes effective” (as applicable) within the meaning of Section 7(b), and (iii) as “the

Record Date fixed for the determination of the shareholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section 7(c); and

(II)           any reduction or increase in the number of common shares resulting from such subdivision, split or combination (as applicable) shall be disregarded in connection with such dividend or distribution.

(e)           (1)           If any tender offer made by the Company or any of its subsidiaries for all or any portion of common shares shall expire, then, if the tender offer shall require the payment to the holders of common shares of consideration per common share having a Fair Market Value that exceeds the Closing Price per common share on the Trading Day next succeeding the last date (the “Expiration Date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the Expiration Date by a fraction:

(A)           the numerator of which shall be the sum of (x) the Fair Market Value of the aggregate consideration payable to holder of the common shares based on the acceptance (up to any maximum specified in the terms of the tender offer) of all common shares validly tendered and not withdrawn as of the Expiration Time (the common shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of (i) the number of common shares outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Company) at the Expiration Time and (ii) the Current Market Price on the Trading Day next succeeding the Expiration Date; and

(B)           the denominator of which shall be the product of (x) the number of common shares outstanding (including Purchased Shares but excluding any shares held in the treasury of the Company) at the Expiration Time multiplied by (y) the Current Market Price on the Trading Day next succeeding the Expiration Date.

(ii)           An adjustment pursuant to Section 7(e)(i) shall become effective immediately prior to the opening of business on the day following the Expiration Date.

(iii)           If the Company is obligated to purchase common shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would have been in effect based upon the number of common shares actually purchased, if any. If the application of this Section 7(e) to any tender offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer under this Section 7(e).

(iv)           For purposes of this Section 7, the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

(f)           Notwithstanding the foregoing and to the extent permitted by law, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 7, such adjustments shall be made as may be necessary or appropriate to effectuate the intent of this Section 7 and to avoid unjust or inequitable results as determined in good faith by the Board.

(g)           The Company shall be entitled to make such additional increases in the Conversion Rate, in addition to those required by Section 7(a), Section 7(b), Section 7(c), Section 7(d) or Section 7(e), if the Board determines that it is advisable, in order that any dividend or distribution of common shares, any subdivision,  reclassification or combination of common shares or any issuance of rights or warrants referred to above, or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of common shares for United States federal income tax purposes or to diminish any such tax.

(h)           To the extent permitted by law, the Company may, from time to time, increase the Conversion Rate for a period of at least 20 Trading Days if the Board determines that such an increase would be in the Company’s best interests. Any such determination by Board shall be conclusive.

(i)           The Company shall not adjust the Conversion Rate pursuant to this Section 7 to the extent that the adjustments would reduce the Conversion Price below $0.01. The Company shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least one percent (1%) in the Conversion Rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment of the Conversion Rate. Except as described in this Section 7, the Company shall not adjust the Conversion Rate for any issuance of common shares or any securities convertible into or exchangeable or exercisable for its common shares or rights to purchase its common shares or such convertible, exchangeable or exercisable securities.

(j)           In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the holder of any  Series A Preferred Shares thereafter surrendered for conversion shall become entitled to receive any capital shares of the Company other than common shares into which the  Series A Preferred Shares originally were convertible, the Conversion Rate of such other shares so receivable upon conversion of any such  Series A Preferred Shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to common shares contained in subparagraphs (a) through (k) of this Section 7, and any other applicable provisions of the Declaration of Trust with respect to the common shares shall apply on like or similar terms to any such other shares.

(k)           To the extent the Company has a rights plan in effect upon conversion of the  Series A Preferred Shares into common shares, the holder shall receive (except to the extent the Company settles its conversion obligations in cash), in addition to the common shares, the rights under the rights plan unless the rights have separated from the common shares prior to the time of conversion, in which case the Conversion Rate shall be adjusted at the time of separation as if the Company made a distribution referred to in Section 7(d) (without regard to any of the exceptions therein).

(8)           Consolidation or Merger of the Company.

(a)           In the case of the following events (each, a “Business Combination”): (i) any recapitalization, reclassification or change of the common shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or a combination); (ii) a consolidation, merger or binding share exchange of the Company with another person; or (iii) a sale, conveyance or lease to another person of all or substantially all of the property and assets of the Company; in each case, as a result of which holders of common shares are entitled to receive shares, other securities, other property or assets (including cash or any combination thereof) (collectively, “Transaction Consideration”) with respect to or in exchange for common shares, the Company or the successor or purchasing entity, as the case may be, shall provide that the holders of Series A Preferred Shares shall be entitled thereafter to convert such  Series A Preferred Shares into the kind and amount of Transaction Consideration that holders of Series A Preferred Shares would have owned or been entitled to receive upon such Business Combination had such shares been converted into common shares immediately prior to such Business Combination; provided, that the holders of Series A Preferred Shares shall not be entitled to receive any Transaction Consideration received by the common shareholders if such holder does not convert its  Series A Preferred Shares “in connection with” the Business Combination. A conversion of the Series A Preferred Shares shall be deemed for the purpose of this section 8(a) to be “in connection with” a Business Combination if the notice of conversion of the Series A Preferred Shares is received by the conversion agent (who initially shall be the transfer agent) from and including the effective date of the Business Combination up to and including the date that is two trading days prior to the effective date of the relevant Business Combination (such notice may be conditioned on the happening of the Business Combination).  If holders of common shares have the opportunity to elect the form of consideration to be received in such Business Combination, the Company shall make adequate provision whereby the holders of Series A Preferred Shares shall have a reasonable opportunity to determine the form of consideration into which all of the Series A Preferred Shares, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the holders of Series A Preferred Shares who participate in such determination, shall be subject to any limitations to which all of the holders of common shares are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (i) the deadline for elections to be made by holders of common shares, and (ii) two Trading Days prior to the anticipated effective date of the Business Combination. The Company shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the holders of Series A Preferred Shares (and the weighted average of elections), by issuing a press release or providing other appropriate notice, and by providing a copy of such notice to the Board. If the effective date of the Business Combination is delayed beyond the initially anticipated effective date, the holders of Series A Preferred Shares shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The documents governing the rights of such securities shall provide for adjustments of the Conversion Rate and other appropriate numerical thresholds which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in Section 7. If, in the case of any such Business Combination, the shares or other securities and assets receivable thereupon by a holder of common shares includes shares or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such Business Combination, then such documents governing the rights of such securities shall also be executed by such other corporation and shall contain such additional provisions to (i) protect the interests of the holders of Series A Preferred Shares as the Board shall reasonably consider necessary by reason of the foregoing, including to the extent practicable, the provisions providing for the repurchase rights set forth in Section 12(a) and (ii) preserve the Company’s rights set forth in Sections 5 (c) and (d).

(b)           The Company shall cause notice of the execution of such documents governing the rights of such securities to be mailed to each Preferred Shareholder, at the address of such holder as it appears on the Register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such documents governing the rights of such securities.

(c)           The above provisions of this Section 8 shall similarly apply to successive Business Combinations.

(d)           The Company shall not become a party to any Business Combination unless its terms are consistent in all material respects with the provisions of this Section 8.

(e)           None of the provisions of this Section 8 shall affect the right of a holder of Series A Preferred Shares to convert its Series A Preferred Shares into common shares prior to the effective date of a Business Combination.

(f)           If this Section 8 applies to any event or occurrence, Section 7 shall not apply.

(9)           Notice of Adjustment. Whenever an adjustment in the Conversion Rate with respect to the Series A Preferred Shares is required:

(a)           the Company shall forthwith place on file with the transfer agent for the Series A Preferred Shares a certificate of the Chief Financial Officer (or such person having similar responsibilities of the Company), stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and

(b)           a Notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Company to each Preferred Shareholder. Any Notice so given shall be conclusively presumed to have been duly given, whether or not such holder receives such Notice.

(10)           Notice in Certain Events. In case of:

(a)           a consolidation or merger to which the Company is a party and for which approval of any holders of common shares of the Company is required, or of the sale or conveyance to another person or entity or group of persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended (the “Exchange Act”)) of all or substantially all of the property and assets of the Company; or

(b)           the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(c)           any action triggering an adjustment of the Conversion Rate referred to in clauses (x) or (y) below; then, in each case, the Company shall cause to be given, to the holders of Series A Preferred Shares, at least 15 days prior to the applicable date hereinafter specified, a Notice stating:

(x)           the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Conversion Rate pursuant to Section 7, or, if a record is not to be taken, the date as of which the holders of record of common shares entitled to such distribution, rights or warrants are to be determined; or

(y)           the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up triggering an adjustment to the Conversion Rate pursuant to Section   is expected to become effective, and the date as of which it is expected that holders of common shares of record shall be entitled to exchange their common shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

Failure to give such Notice or any defect therein shall not affect the legality or validity of the proceedings described in Section 10(a), Section 10(b) or Section 10(c).

(11)           Adjustment to Conversion Rate upon a Public Acquirer Change of Control

(a)           In the event of a Public Acquirer Change of Control (as defined below), the Company may elect to adjust the Conversion Rate such that, from and after the effective time of such Public Acquirer Change of Control, holders of the Series A Preferred Shares shall be entitled to convert their Series A Preferred Shares (subject to satisfaction of the conditions to conversion described under Section 6(c)) into a number of Public Acquirer Common Shares (as defined below) by multiplying the Conversion Rate in effect immediately before the effective time of the Public Acquirer Change of Control by a fraction:

(i)           the numerator of which will be (A) in the case of a share exchange, consolidation or merger, pursuant to which common shares are converted into cash, securities or other property, the value of all cash, securities and other property (as determined by the Board) paid or payable per common share or (B) in the case of any other Public Acquirer Change of Control, the average of the Closing Sale Prices of a common share for the five (5) consecutive Trading Days prior to but excluding the effective date of such Public Acquirer Change of Control; and

(ii)           the denominator of which will be the average of the closing sale prices of the Public Acquirer Common Shares for the five (5) consecutive trading days commencing on the trading day next succeeding the effective date of such Public Acquirer Change of Control.

(b)           A “Public Acquirer Change of Control” means any event constituting a Fundamental Change where the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a national securities exchange or quoted on the Nasdaq Global Market or the Nasdaq Capital Market or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change or other event (the “Public Acquirer Common Shares”).

(c)           A “Fundamental Change” shall be deemed to occur upon a Change of Control or a Termination of Trading (as defined below).

(d)           A “Change of Control” shall be deemed to have occurred at such time after the original issuance of the Series A Preferred Shares when the following has occurred:

(i)           any “person” or “group” (as such terms are used in Sections 12(d) and 13(d) of the Exchange Act) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of the Company’s total outstanding voting shares other than an acquisition by the Company or any of subsidiaries of the Company;

(ii)           the Company consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of the Company assets to any person, or any person consolidates with or merges with or into the Company, other than: (1) any transaction (A) that does not result in any reclassification, exchange or cancellation of the Company’s outstanding capital shares and (B) pursuant to which the Company’s capital shareholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all of the Company’s capital shares entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (2) any merger solely for the purpose of changing the Company’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding common shares solely into common shares of the surviving entity; or

(iii)           the Company approves a plan of liquidation or dissolution.

Notwithstanding the foregoing, it shall not constitute a Change of Control if 90% of the consideration for the common shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the Change of Control consists of common stock traded on a United States national securities exchange (including the Nasdaq Global Market and Nasdaq Capital Market), or which shall be so traded when issued or exchanged in connection with the Change of Control, and as a result of such transaction or transactions the Series A Preferred Shares become convertible solely into such common shares.

(e)           A “Termination of Trading” is deemed to occur if the common shares (or other common shares into which the Series A Preferred Shares are then convertible) are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

(12)           Purchase of Series A Preferred Shares upon a Fundamental Change.

(a)           In the event of a Fundamental Change, a holder of Series A Preferred Shares shall have the right to require the Company to purchase (the “Repurchase Right”) for cash all or any part of such holder’s Series A Preferred Shares at a purchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the liquidation preference of the  Series A Preferred Shares to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the Fundamental Change Repurchase Date (as defined below). Series A Preferred Shares submitted for purchase must be $25.00 liquidation preference or an integral multiple thereof.

(b)           Within 30 calendar days after the occurrence of a Fundamental Change, the Company shall provide to all holders of Series A Preferred Shares and the transfer agent a Notice of the occurrence of the Fundamental Change and of the resulting Repurchase Right. Such Notice shall state:

(i)           the events constituting the Fundamental Change;

(ii)           the date of the Fundamental Change;

(iii)           the last date on which a holder may exercise the Repurchase Right;

(iv)           the Fundamental Change Repurchase Price;

(v)           the Fundamental Change Repurchase Date;

(vi)           the name and address of the transfer agent;

(vii)           the Conversion Rate;

(viii)           that  Series A Preferred Shares with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

(ix)           the procedures that a holder must follow to exercise the Repurchase Right.

(c)           Simultaneously with providing such Notice, the Company shall issue a press release for publication on PR Newswire, Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) and publish such information on its corporate website.

(d)           To exercise the Repurchase Right, subject to Section 12(e), a holder of Series A Preferred Shares must deliver, on or before the twentieth Trading Day after the date of the Company’s delivery of Notice of a Fundamental Change (subject to extension to comply with applicable law), the Series A Preferred Shares to be purchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” duly completed to the transfer agent. The repurchase notice must state:

(i)           the applicable Fundamental Change Repurchase Date;

(ii)           the portion of the liquidation preference of  Series A Preferred Shares to be purchased, in integral multiples of $25.00; and

(iii)           that the Series A Preferred Shares are to be purchased by the Company pursuant to this Section 12.

(e)           If the Series A Preferred Shares are not in certificated form, a holder’s repurchase notice must comply with applicable DTC procedures.

(f)           A holder of Series A Preferred Shares may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the Company prior to the close of business on the Trading Day prior to the Repurchase Date. The notice of withdrawal shall state:

(i)           the liquidation preference of the withdrawn  Series A Preferred Shares, in integral multiples of $25.00;

(ii)           if certificated Series A Preferred Shares have been issued, the certificate numbers of the withdrawn  Series A Preferred Shares; and

(iii)           the liquidation preference, if any, which remains subject to the repurchase notice.

(g)           If the Series A Preferred Shares are not in certificated form, a holder’s notice of withdrawal must comply with applicable DTC procedures.

(h)           The Company shall be required to purchase the  Series A Preferred Shares no less than 30 days nor more than 45 days after the date of the Company’s delivery of Notice of the Fundamental Change, subject to extension to comply with applicable law (as set forth in the Notice of the Fundamental Change, the “Fundamental Change Repurchase Date”). A holder of Series A Preferred Shares shall receive payment of the Fundamental Change Repurchase Price promptly following the later of the Fundamental Change Repurchase Date or the time of book-entry transfer or delivery of the Series A Preferred Shares.

(i)           If the transfer agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series A Preferred Shares on the Trading Day following the Fundamental Change Repurchase Date, then:

(A)           the  Series A Preferred Shares shall cease to be outstanding and dividends (including additional dividends, if any) shall cease to accrue (whether or not book-entry transfer of the  Series A Preferred Shares is made or whether or not the Series A Preferred Shares certificate, if applicable, is delivered to the transfer agent); and

(B)           all other rights of the Preferred Shareholder shall terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the  Series A Preferred Shares).

(j)           In connection with a Fundamental Change repurchase, the Company shall comply with all U.S. federal and state securities laws in connection with any offer by the Company to purchase the Series A Preferred Shares upon a Fundamental Change.

(13)           The Company shall not be required to repurchase the Series A Preferred Shares upon a Fundamental Change if a third party (1) makes an offer to purchase the Series A Preferred Shares in the manner, at the times and otherwise in compliance with the requirements applicable to the Company to repurchase Series A Preferred Shares upon a Fundamental Change and (2) purchases all of the Series A Preferred Shares validly delivered and not withdrawn under such offer to purchase  Series A Preferred Shares.

(14)           Voting Rights.

(a)           holders of Series A Preferred Shares shall not have any voting rights, except as set forth below.

(b)           Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), such holders of Series A Preferred Shares (voting separately as a class with all other series of Parity Shares upon which like voting rights have been conferred and are exercisable), shall be entitled to vote for the election of a total of two additional trustees of the Company (the “Series A Preferred Shares Trustees”), and the number of trustees on the Board shall increase by two, at a special meeting called by the holders of record of at least 10% of the  Series A Preferred Shares or the holders of any other series of Parity Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series A Preferred Shares for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

(c)           If and when all accumulated dividends and the dividend for the then current dividend period on the  Series A Preferred Shares shall have been paid in full or set aside for payment in full, the holders of Series A Preferred Shares shall be divested of the voting rights set forth in Section 14(b) (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Shares upon which like voting rights have been conferred and are exercisable, the term of office of each Series A Preferred Shares Trustee so elected shall terminate and the number of directors on the Board shall decrease by two. Any Series A Preferred Shares Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights set forth in Section 14(b) (voting as a class with all other series of Parity Shares upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Series A Preferred Shares Trustee may be filled by written consent of the Series A Preferred Shares Trustee remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights set forth in Section 14(b) (voting separately as a class with all other series of Parity Shares upon which like voting rights have been conferred and are exercisable). The Series A Preferred Shares Trustees shall each be entitled to one vote per trustee on any matter.

(d)           So long as any Series A Preferred Shares remain outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a class with all other series of Parity Shares upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the  Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital shares of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Declaration of Trust or this Resolution so as to materially and adversely affect any right, preference, privilege or voting power of the  Series A Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares, including the  Series A Preferred Shares, or the creation or issuance of any additional Series A Preferred Shares or any other series of preferred shares, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. Notwithstanding the foregoing, holders of the Series A Preferred Shares shall not be entitled to vote or consent in connection with, (i) a consolidation, merger or combination involving the Company or (ii) a sale, conveyance or lease to another entity of all or substantially all assets of the Company (other than to one or more of its subsidiaries), in either case that otherwise amends, alters or repeals the provisions of the Declaration of Trust or this Resolution so long as the rights, preferences, privileges of the Series A Preferred Shares or the holders thereof pursuant to Sections 5(d), 7 and 11 to this Resolution are not affected.

(15)           Restrictions on Transfer.  The  Series A Preferred Shares are governed by and issued subject to all of the limitations, terms and conditions of the Declaration of Trust, including but not limited to the terms and conditions (including exceptions and exemptions) of Article X of the Declaration of Trust; provided that for the avoidance of doubt, the Series A Preferred Shares shall be deemed to be “Shares entitled to vote” as set forth in such Article X. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Declaration of Trust to the Series A Preferred Shares. Each certificate for Series A Preferred Shares shall bear substantially the following legend:

“The Company will furnish to any shareholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each class which the Company is authorized to issue, to the extent they have been set, and of the authority of the Board of Trustees to set the relative rights and preferences of a subsequent series of a preferred or special class of shares. Such request may be made to the Secretary of the Company or to its transfer agent.”

(16)           Settlement.  Nothing in this Resolution shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the American Stock Exchange or other securities exchange (including Nasdaq Global or the Nasdaq Capital Market) or an automated inter-dealer quotation system.

(17)           Board Resolution.  This Resolution shall be deemed to be a resolution duly adopted by the Board and a copy hereof shall be placed and maintained with the records of resolutions of the Board.

(18)           Effective Date.  This Resolution shall be effective as of July 27, 2007.